SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): April 1, 1997







                               Tridex Corporation
             (Exact name of registrant as specified in its charter)



        Connecticut                     1-5513                   06-0682273
(State or other jurisdiction       (Commission File           (I.R.S. Employer
     of incorporation)                  Number)              Identification No.)



               61 Wilton Road, Westport, CT                       06880
         (Address of principal executive offices               (Zip Code)



                                 (203) 226-1144
              (Registrant's telephone number, including area code)



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Item 5.  Other Event

         On March 31, 1997, Tridex Corporation ("Tridex") effected the previously announced pro rata, tax free distribution (the "Distribution") to its shareholders of 5,400,000 shares, or approximately 80.3%, of the outstanding common stock of TransAct Technologies Incorporated ("TransAct") held by Tridex. As a result, effective April 1, 1997, TransAct is no longer a subsidiary of Tridex.

         The spin-off of TransAct from Tridex completes a series of transactions begun last year with the initial public offering of TransAct. Using funds made available from TransAct's repayment of intercompany debt after the offering, Tridex repaid virtually all of its outstanding bank debt in August 1996. In connection with the Distribution, the Board of Directors accelerated the vesting of outstanding options and issued notices of redemption of all outstanding convertible debentures. During the period January 1, 1997 through March 14, 1997, the record date for the Distribution, (a) the holders of options to purchase 599,300 shares of common stock exercised those options and paid an aggregate exercise price of $4,185,000, (b) the holders of warrants to purchase 260,632 shares of common stock exercised those warrants and paid an aggregate exercise price of $2,211,000, (c) the holders of $2,460,000 principal amount of convertible debentures converted those debentures into 273,318 shares of common stock and (d) the holders of $1,250,000 principal amount of convertible promissory notes converted those notes into 104,127 shares of common stock. By completing these transactions, Tridex now has approximately $10 million in cash and cash equivalents on its balance sheet, has virtually eliminated its debt and has eliminated virtually all previously outstanding options, warrants and convertible debt instruments which could be exercised or converted to obtain shares of common stock.

         Tridex now consists of its wholly-owned subsidiaries Ultimate Technology Corporation and Cash Bases GB Ltd and its Tridex Ribbons Division. Tridex manufacturers terminals, cash drawers and other peripheral devices and integrated systems for retail point-of-sale and other transaction based market.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                TRIDEX CORPORATION




Date:  April 16, 1997           By: _____Seth M. Lukash____________________
                                    Seth M. Lukash
                                    Chairman, Chief Executive Officer, President
                                    & Chief Operating Officer